As filed with the Securities and Exchange Commission on March 22 March 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Y-MABS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4619612
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

230 Park Avenue, 33rd Floor
New York, New York	10169
(Address of Principal Executive	(Zip Code)
Offices)

Amended and Restated 2015 Equity Incentive Plan

2018 Equity Incentive Plan

2018 Employee Stock Purchase Plan

(Full titles of the plans)

Thomas Gad

Founder, President and

Head of Business Development

Y-mAbs Therapeutics, Inc.

230 Park Avenue, 33rd Floor

New York, New York 10169

(Name and address of agent for service)

(646) 885-8505

(Telephone number, including area code, of agent for service)

Copies to:

Dwight A. Kinsey, Esq. Rina R. Patel, Esq. Satterlee Stephens LLP 230 Park Avenue New York, New York 10169 (212) 818-9200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to options outstanding under the Amended and Restated 2015 Equity Incentive Plan	2,799,373	(2)	$4.90	(6)	$13,715,143	(6)	$1,662
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the 2018 Equity Incentive Plan	2,122,127	(3)	$23.21	(7)	$49,243,957	(7)	$5,968
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to options outstanding under the 2018 Equity Incentive Plan	578,500	(4)	$21.98	(8)	$12,716,845	(8)	$1,541
Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the Employee Stock Purchase Plan	700,000	(5)	$19.72	(9)	$13,806,975	(9)	$1,673
TOTAL	6,200,000		—		$89,482,920		$10,845.33

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Y-mAbs Therapeutics, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of the Common Stock reserved for issuance upon the exercise of outstanding options granted under the Registrant’s Amended and Restated 2015 Equity Incentive Plan, as amended (the “2015 Plan”). The 2015 Plan has been terminated and no further option grants will be made under the 2015 Plan, and any shares remaining available for future grants, plus any shares underlying outstanding options that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, have been allocated to the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”).

(3)

Represents shares of the Common Stock reserved for future grant under the 2018 Plan. To the extent outstanding awards under the 2015 Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, the shares of Common Stock subject to such awards instead will be available for future issuance under the 2018 Plan. The 2018 Plan also provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2018 Plan on the first day of each fiscal year, for a period of not more than 10 years, commencing in 2019 and ending in 2028, in an amount equal to the lesser of (a) 4% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (b) such smaller number of shares of Common Stock as determined by the Registrant’s board of directors.

(4)	Represents shares of the Common Stock reserved for issuance upon the exercise of outstanding options granted under the 2018 Plan.
(5)

Represents shares of the Common Stock reserved for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on the first day of each fiscal year, commencing on January 1, 2019 and ending on December 31, 2038. The number of shares added each year will be equal to the lesser of: (a) 1,000,000 shares of Common Stock; (b) 1% of the total number of shares of the Common Stock outstanding on the last day of the immediately preceding fiscal year, or (c) such lesser number of shares of Common Stock as determined by the administrator.

(6)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(7)

Estimated pursuant solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h), as amended, based upon the average high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 19, 2019.

(8)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the weighted-average exercise price for such shares.

(9)

Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of the average high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on March 19, 2019. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

Y-mAbs Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 22, 2019 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)

All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38650) filed with the Commission on September 11, 2018, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and executive officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits

The Exhibit Index on the page immediately preceding the signature page is incorporated herein by reference as the list of exhibits required as part of this registration statement.

Item 9.         Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation	S-1	333-226999	3.3	8/24/2018

4.2	Amended and Restated Bylaws	S-1	333-226999	3.4	8/24/2018

4.3	Specimen stock certificate evidencing the shares of common stock	S-1/A	333-226999	4.1	9/7/2018

4.4	Amended and Restated 2015 Equity Incentive Plan	S-1	333-226999	10.7	8/24/2018

4.5	Form of Notice of Grand and Stock Option Agreement under the Amended and Restated 2015 Equity Incentive Plan	S-1	333-226999	10.8	8/24/2018

4.6	2018 Equity Incentive Plan	S-1	333-226999	10.9	8/24/2018

4.7	Form of Stock Option Grant Notice and Stock Option Agreement under the 2018 Equity Incentive Plan	S-1	333-226999	10.10	8/24/2018

4.8	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement under the 2018 Equity Incentive Plan	S-1	333-226999	10.16	8/24/2018

4.9	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the 2018 Equity Incentive Plan	S-1	333-226999	10.17	8/24/2018

4.10	Employee Stock Purchase Plan	S-1	333-226999	10.19	8/24/2018

5.1	Opinion of Satterlee Stephens LLP					X

23.1	Consent of PricewaterhouseCoopers					X

23.2	Consent of Satterlee Stephens LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, State of New York, on this 22nd day of March 2019.

Y-MABS THERAPEUTICS, INC.

By:	/s/ THOMAS GAD
Thomas Gad
Founder, Chairman, President and Head of Business Development

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Gad and Claus Juan Møller San Pedro, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS GAD	Founder, Chairman of the Board of Directors, President and Head of Business Development	March 22, 2019
Thomas Gad

/s/ CLAUS JUAN MØLLER SAN PEDRO	Chief Executive Officer, (principal executive officer) and Director	March 22, 2019
Claus Juan Møller San Pedro, M.D., Ph.D.

/s/ BO KRUSE	Executive Vice President, Chief Financial Officer, Secretary Treasurer (principal financial and principal accounting officer) and Director	March 22, 2019
Bo Kruse

/s/ JOHAN WEDELL-WEDELLSBORG	Director	March 22, 2019
Johan Wedell-Wedellsborg

/s/ GREGORY RASKIN	Director	March 22, 2019
Gregory Raskin, M.D.

/s/ ASHUTOSH TYAGI	Director	March 22, 2019
Ashutosh Tyagi, M.D.

/s/ JAMES HEALEY	Director	March 22, 2019
James Healey, M.D., Ph.D.

/s/ DAVID GILL	Director	March 22, 2019
David Gill

/s/ GÉRARD BER	Director	March 22, 2019
Gérard Ber, Ph.D.